Exhibit 4.5

Purchase Agreement for Cattle Camphor Mushroom Carrier Assets

Party A (Buyer): Taiwan Branch of Cordyceps Sunshine Biotech Holdings Co., Ltd., a British Virgin Islands Company (hereinafter referred to as "Party A")

Party B (Seller): Sin-Ding TW Co. Ltd. (hereinafter referred to as "Party B")

Party A and Party B agree to establish a purchase and sale cooperation relationship for cattle camphor mushroom carrier assets. In order to clarify the rights and obligations of both parties, this Purchase Agreement is hereby formulated, which both parties agree to abide by based on the principles of integrity and mutual benefit. The following terms are established for mutual observance and performance:

1. Effective Date and Term: This agreement shall be effective from the date of signing by both parties on July 3, 2023 and shall be valid for three years. Both parties have thoroughly reviewed the terms of this agreement and have signed it voluntarily and of their own free will, without any coercion or fraud by any party.

2. Information on Purchase and Sale:

- Product Name: Patent Cultivated Cattle Camphor Mushroom Carrier Assets.

- Party A has tested the sample of the product covered by this agreement (i.e., patent cultivated cattle camphor mushroom carrier) and acknowledges that its quality meets the requirements of Party A.

- Party B shall provide the patent cultivated cattle camphor mushroom carrier at a unit price of NT$15,750 (tax included) per carrier. Specifications include cattle camphor ceramic carrier, culture solution, and external box for storage.

- The total purchase amount under this agreement is NT$157,500,000, with Party A intending to purchase 10,000 cattle camphor carriers.

- The delivery under this purchase agreement is scheduled in three stages, with the delivery of 10,000 cattle camphor carriers to be completed by March 31, 2024, as follows:

- First Stage: Delivery of 3,000 carriers by September 30, 2023.

- Second Stage: Delivery of 3,000 carriers by December 31, 2023.

- Third Stage: Delivery of 4,000 carriers by March 31, 2024.

- Party B undertakes to concurrently place the 10,000 cattle camphor carriers in a factory and transfer the lease contract of that factory to Party A, with the lease agreement to be separately negotiated by both parties.

- After delivery, Party B promises to provide technical consultation to Party A before the production of cattle camphor mushrooms.

- The purchase agreement shall be paid in installments over three years, with the amount for each installment to be discussed by both parties. Payments should be made to the following designated account of Party B:

- Bank Name: Taiwan Land Bank

- Branch: Zhongzheng Branch

- Account Name: Sin-Ding TW Co. Ltd.

- Account Number: 059001159148

3. Termination: This agreement may not be terminated, except by mutual agreement of the parties. In the event of termination by either party, resulting in losses to the other party, the party causing the termination shall be liable for damages to the other party.

4. Address for Communications: The addresses specified in this agreement shall be deemed as the default addresses for notifications and service. Any changes in addresses by either party shall be promptly notified to the other party. Failure to notify the other party of any change in address shall result in the party making the change bearing the legal consequences of non-delivery of notifications.

5. Dispute Resolution: Any disputes arising from or related to the execution of this agreement shall be resolved through friendly negotiation between the parties. If a mutual agreement cannot be reached through negotiation, both parties agree that the Taipei District Court shall have jurisdiction as the court of first instance.

6. Effective Date: This purchase and cooperation agreement shall become effective upon the signing and sealing by both parties. This agreement is made in duplicate, with each party holding one copy, both having equal legal effect.

Both Party A and Party B have read and understood all the terms of this agreement and voluntarily undertake the contractual obligations and legal responsibilities.

(Buyer)

Party A: Taiwan Branch of Cordyceps Sunshine Biotech Holdings Co., Ltd. a Cayman Islands Company

Authorized Representative: Huang Sihao

Unified Business Number: 90412974

Address: 6th Fl., No. 15, Lane 548, Ruiguang Road, Neihu District, Taipei City, Taiwan

(Seller)

Party B: Sin-Ding TW Co. Ltd.

Authorized Representative: Zhang Yupei

Unified Business Number: 83697807

Address: 27th Fl., No. 251, Minquan 1st Road, Xinxing District, Kaohsiung City, Taiwan

Date: July 3, 2023